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                                                                    EXHIBIT 99.1


                                 AMENDMENT NO. 4

                                  STARTEK, INC.

                                STOCK OPTION PLAN


         This Amendment No. 4 is effective as of April 7, 2006 with respect to the Stock Option Plan (the "Plan") of StarTek, Inc. (the "Company").

         The Board of Directors of the Company recommended and the stockholders of the Company approved on May 6, 2005 an amendment to Section 4 of the Plan to increase the aggregate number of shares of Common Stock that may be issued under Options granted under the Plan from 1,985,000 to 2,100,000.

         All defined terms not otherwise defined herein shall have the meaning set forth in the Plan.

         The Plan is hereby amended as follows:

         1. Section 4 of the Plan is amended by deleting "1,985,000" and inserting in lieu thereof "2,100,000." Except as amended hereby, the Plan is unchanged and remains in full force and effect.